Exhibit 99.1
This investor update provides Delta’s guidance for the September quarter and full year 20091,2.
Advance Revenue Trends
•	System load factors for September and October 2009 are expected to be approximately 82%, which is in line to slightly above last year’s levels.

•	System yields for September - December 2009 are expected to be 11-14% lower than the same period last year. Yield pressure is being driven by the prior year period’s fare/surcharge peak related to fuel, the effect of which should lessen throughout the December 2009 quarter.

•	The company expects that its year over year RASM decline for the September 2009 quarter will be a slight improvement over the June 2009 quarter year over year change. The December 2009 quarter RASM change is currently forecasted to be approximately 10 points better than the September 2009 quarter change.
Key Financial Metrics

	Sept Qtr 2009	Full Year 2009
Operating margin	3 - 4%	Breakeven

Consolidated fuel price, net of realized hedges	$2.14	$2.13

EBITDAR Margin	9 - 10%	6 - 8%

CapEx	$270 million	$1.4 billion

Total unrestricted liquidity	$5.0 billion	$4.6 billion

Sept Qtr 2009 vs.
	Sept Qtr 2008	2009 vs. 2008
Consolidated CASM ex-fuel	Up 1 - 2%	Up 2 - 3%

Mainline CASM ex-fuel	Up 1 - 2%	Up 2 - 3%

System capacity	Down 4 - 5%	Down 7 - 9%
Domestic	Down 3 - 4%	Down 8 - 10%
International	Down 7 - 8%	Down 7 - 9%

Mainline capacity	Down 5 - 6%	Down 7 - 9%
Domestic	Down 4 - 5%	Down 7 - 9%
International	Down 6 - 7%	Down 6 - 8%
Merger update — Delta expects to achieve more than $400 million in merger synergies for the first nine months of 2009. Synergies achieved year to date have improved revenue from increased market share, Delta’s affinity card agreement and alignment of frequent flyer programs. In addition, costs have been reduced through streamlined overhead, facilities and technology, elimination of dedicated freighter flying and supply chain savings. The company is on track with its integration efforts and expects to receive its Single Operating Certificate by the end of 2009.

Fuel hedge update

	% of Projected Fuel
	Requirements Hedged
	3Q09	4Q09	2010
Call options	30%	22%	9%
Swaps	22%	17%	1%

Total	52%	39%	10%

Projected fuel price/gallon	$2.14	$2.05
Projected fuel price includes:
•	Assumed $75 all-in price per barrel for crude oil plus refining spread

•	Hedge losses of $0.11/gallon in 3Q09 and no impact from hedges in 4Q09

•	Tax and transportation costs of approximately $0.17/gallon

•	Call option premiums
Pension — For the September 2009 quarter, Delta’s defined benefit pension expense is expected to be $100 - 125 million and defined benefit funding approximately $25 million. For the full year 2009, Delta’s defined benefit pension funding is estimated to be $200 million.
Delta’s 2010 funding requirement for its defined benefit pension plans, which have been frozen for future accruals, is estimated to increase by $450 million as compared to 2009. The increase in required funding is due primarily to the decline in the investment markets in 2008, which negatively affected the value of pension assets.
Other Financial Information

	Sept Qtr 2009	2009
Non-operating expense (excluding FAS 133 impact)	$325 million	$1.2 billion

Cargo and Other Revenue	$1.1 billion	$4.5 billion
Net Operating Loss Carryforwards — At December 31, 2008, Delta had 1) $505 million of federal alternative minimum tax credit carryforwards, which do not expire and 2) $14.5 billion of federal and state pretax NOL carryforwards, substantially all of which will not begin to expire until 2022.
Share count — Delta expects approximately 828 million and 827 million weighted average shares outstanding for the September 2009 quarter and full year 2009, respectively.

Notes

[1]	Delta completed its merger with Northwest Airlines on October 29, 2008. In accordance with accounting principles generally accepted in the United States (GAAP), Delta’s financial results include the results of Northwest for periods after that date. The year-over-year guidance in this Investor Update assumes the 2008 financial statements for the applicable periods were prepared on a combined basis, excluding special items and out-of-period fuel hedge losses. “Combined basis” means the Company combines the financial results of Delta and Northwest as if the merger between Delta and Northwest had occurred at the beginning of the applicable period. Delta believes presenting this financial information on a combined basis provides a more meaningful basis for comparing Delta’s year over year financial performance than the financial information prepared on the basis of GAAP. Delta excludes (a) special items because management believes the exclusion of these items is helpful to investors in evaluation of the company’s recurring operational performance and (b) out-of-period fuel hedge losses in order to present financial results related to operations in the period shown.

[2]	Delta is unable to reconcile the forward looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.
Forward Looking Statements
Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the effects of the global recession; the effects of the global financial crisis; the impact of posting collateral in connection with our fuel hedge contracts; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; the ability to realize the anticipated benefits of our merger with Northwest; the integration of the Delta and Northwest workforces; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in its operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; the impact of the rapid spread of contagious illnesses; and competitive conditions in the airline industry.
Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Form 10-Q for the quarterly period ended June 30, 2009. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of September 14, 2009 and which we have no current intention to update.

3